STADION INVESTMENT TRUST
FOURTH AMENDMENT TO THE
CUSTODY AGREEMENT

THIS FOURTH AMENDMENT, dated as of the 8th day of March, 2012, to the Custody Agreement dated as of June 1, 2007, as amended September 26, 2007, October 23, 2009 and June 18, 2010 (the "Custody Agreement"), is entered into by and between STADION INVESTMENT TRUST, a Delaware statutory trust, (the “Trust”) and U.S. BANK, N.A., a national banking association (the "Custodian").

RECITALS

WHEREAS, the parties have entered into the Custody Agreement; and

WHEREAS, the parties desire to amend the Custody Agreement to add funds; and

WHEREAS, Article XV, Section 15.2 of the Custody Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit C of the Custody Agreement is hereby superseded and replaced with Amended Exhibit C attached hereto.

Except to the extent amended hereby, the Custody Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

STADION INVESTMENT TRUST		U.S. BANK, N.A.

By:	/s/ Judson P. Doherty	By:	/s/ Michael R. McVoy
Name:	Judson P. Doherty	Name:	Michael R. McVoy
Title:	President	Title:	Senior Vice President

AMENDED EXHIBIT C
to the
 Custody Agreement

Fund Names

Separate Series of Stadion Investment Trust

Name of Series
Stadion Core Advantage Portfolio
Stadion Managed Portfolio Stadion Trilogy Fund Stadion Olympus Fund

2